Exhibit 99.1

XAI Octagon Floating Rate & Alternative Income Term Trust Announces Portfolio Management Change

Chicago – January 3, 2024 – XAI Octagon Floating Rate & Alternative Income Term Trust (the "Trust") (NYSE: XFLT), a diversified, closed-end management investment company with an investment objective to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle, has announced today portfolio management changes.

Effective January 1, 2024, Lauren Law, CFA, Senior Portfolio Manager at Octagon Credit Investors (“Octagon”), and a member of the firm's Investment Committee, assumed the position of lead portfolio manager of the Trust. Ms. Law has been a member of the Trust’s portfolio management team since its inception in 2017. Gretchen Lam previously served as lead portfolio manager of the Trust; effective January 1, 2024, Ms. Lam succeeded Andrew Gordon as Chief Executive Officer of Octagon.

Ms. Law is supported by a team of Octagon investment professionals in the day-to-day management of the Trust's portfolio, including Ms. Lam who will continue to serve on the firm’s Investment Committee alongside Mr. Gordon (Executive Chair), Michael Nechamkin (Chief Investment Officer and Senior Portfolio Manager), Sean Gleason (Portfolio Manager) and Maegan Gallagher (Head of Trading and Capital Markets, and Head of Strategic Initiatives).

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The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets in floating rate credit instruments and other structured credit investments. There can be no assurance that the Trust will achieve its investment objective.

The Trust’s common shares are traded on the New York Stock Exchange under the symbol "XFLT," and the Trust’s 6.50% Series 2026 Term Preferred Shares are traded on the New York Stock Exchange under the symbol "XFLTPRA".

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About XA Investments

XA Investments LLC (“XAI”) serves as the Trust’s investment adviser. XAI is a Chicago-based firm founded by XMS Capital Partners in April, 2016. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including development and market research, sales, marketing, fund management and administration. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. For more information, please visit www.xainvestments.com.

About XMS Capital Partners

XMS Capital Partners, LLC, established in 2006, is a global, independent, financial services firm providing M&A, corporate advisory and asset management services to clients. It has offices in Chicago, Boston and London. For more information, please visit www.xmscapital.com.

About Octagon Credit Investors

Octagon Credit Investors, LLC (“Octagon”) serves as the Trust’s investment sub-adviser. Octagon is a 29-year old, $34.9B below-investment grade corporate credit investment adviser focused on leveraged loan, high yield bond and structured credit (CLO debt and equity) investments. Through fundamental credit analysis and active portfolio management, Octagon’s investment team identifies attractive relative value opportunities across below-investment grade asset classes, sectors, and issuers. Octagon’s investment philosophy and methodology encourage and rely upon dynamic internal communication to manage portfolio risk. Over its history, the firm has applied a disciplined, repeatable, and scalable approach in its effort to generate attractive risk-adjusted returns for its investors. For more information, please visit www.octagoncredit.com.

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XAI does not provide tax advice; please consult a professional tax advisor regarding your specific tax situation. Income may be subject to state and local taxes, as well as the federal alternative minimum tax.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Trust carefully before investing. For more information on the Trust, please visit the Trust’s webpage at www.xainvestments.com.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

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Foreside Fund Services, LLC - Distributor

Media Contact:

Kimberly Flynn, Managing Director
XA Investments LLC
Phone: 888-903-3358

Email: KFlynn@XAInvestments.com

www.xainvestments.com